EXHIBIT 16.1

May 2, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 16F of The9 Limited on its Form 20-F dated May 2, 2022, and we agree with the statements concerning us in the first through fourth paragraphs contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ GRANT THORNTON

Grant Thornton